February 27, 2015
Mr. Harry Sladich
2808 South Park Lane
Spokane, WA 99212

Dear Harry,
This letter amends and restates your original offer letter dated March 17, 2010, effective as of the date set forth above.
On behalf of Red Lion Hotels Corporation, I am delighted to offer you the position of Executive Vice President, Hotel Operations and Sales. In your new position, you will report to the President and CEO of the Company.
The following outlines the employment package for your position.
POSITION: Full-time Executive Vice President, Hotel Operations and Sales, for Red Lion Hotels Corporation located in Spokane, Washington. Your responsibilities will be those outlined in your job description, as may be modified, and as may be assigned to you from time to time by the President and CEO.
START DATE: You will report to work no later than Monday, May 3, 2010.
COMPENSATION: Your position is classified as a salaried exempt position, which means it is exempt from state and federal overtime laws. You will be paid a bi-weekly base salary of $9,319.62, which is equivalent to $242,310.00 per year, subject to normal withholdings and payroll taxes. Our company’s pay periods run on a biweekly basis.
BONUS: In addition to your base salary, you may be eligible to earn a bonus of up to 100% of your base salary, if you are continuously and actively employed throughout the applicable bonus period, and if you meet the other requirements outlined in the bonus plan, as may be amended from time to time, and any other specific bonus criteria that may be determined by Red Lion from time to time.
ANNUAL PERFORMANCE EVALUATION: Performance evaluations are generally conducted annually on or about February 1st of each year. Red Lion may modify your salary based upon the annual performance evaluation or other facts. Any wage increase that you may be eligible for will be pro-rated based on your Start Date in this position or any merit increases granted throughout the previous year.
BENEFITS: You will be eligible to participate in all standard employee benefit programs on the same terms and conditions as other Red Lion Vice Presidents, as they may be modified from time to time, including:

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•	Medical and Dental insurance eligible the first of the month following your Start Date (company paid)
•	Employee Assistance Program (EAP)
•	Long Term Disability insurance coverage starting the first of the month following your Start Date
•	Flexible Spending Account — Section 125 Medical Reimbursement and Dependent Care accounts eligible within 30 days of your Start Date for the following 1st of the month effective date
•	AFLAC — Voluntary Cancer Protection, Short Term Disability, Personal Recovery and Accident / Injury Protection Plans available following Start Date and also during open enrollment periods
•	Paid vacation
•	Paid sick leave
•
Two weeks paid vacation within your first year of employment and three weeks paid vacation beginning in your third year of employment. Any additional weeks in vacation allowance will be subject to standard timing within the company’s normal benefit program.

•	A special paid Year-End Break to be taken each calendar year between December 25 and January 1
•	Eight (8) paid holidays each year and one (1) personal day
•	Participation in the RLH 401(k) Retirement Savings Plan with a discretionary match which, if made, will be on a graduated basis based on length of service, eligible on your Start Date
•	Direct Deposit
•	Option to purchase shares of RLH stock at a 15% discount through payroll deduction (Employee Stock Purchase Program)
•	Voluntary Term Life and AD&D Insurance coverage eligible the first of the month following your Start Date
•	Continuing education reimbursement
•	Complimentary Red Lion Family of Hotels accommodations for you and your family
A benefit book will be provided to you upon the commencement of your employment, describing RLH’s benefits and eligibility requirements in detail. You will also receive a copy of RLH’s Associate Handbook with information regarding the Company’s policies and procedures.
SEVERANCE BENEFITS:
UPON CHANGE OF CONTROL AND CONSTRUCTIVE TERMINATION: If, during the term of your employment with the Company, there is a Change of Control (defined below) and there is a Constructive Termination (defined below) of your employment without Cause within twelve (12) months after such Change of Control, you will be entitled to a lump sum payment equal to the sum of (a) your base annual salary for the then current fiscal year, plus (b) an amount equal to (i) your target annual bonus under the VPP for the then current fiscal year, multiplied by (ii) a fraction, the numerator of which is 365 plus the number of days elapsed in the then current fiscal year at the time of the termination, and the denominator of which is 365. In addition, (A) the Company shall accelerate vesting on any portion of any equity grant previously made to you under the Company’s 2006 Stock Incentive Plan, or any successor plan, that would otherwise have vested after the date of the termination of your employment; and (B) all Company imposed restrictions under any restricted stock, restricted stock unit or other similar equity-based awards granted to you by the Company shall be terminated upon the termination of your employment, and the Company shall issue all common stock that underlies such awards but has not yet been issued; provided that (i) if the terms of any such award require you to pay monetary consideration for such stock, the stock underlying such award shall be issued only if you pay such

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consideration, and (ii) if any restrictions under any such award are performance-based, such restrictions shall terminate and the stock underlying such award shall be issued only if and to the extent expressly provided in the agreement evidencing the award.
As used herein, the term “Cause” means: (i) your willful and intentional failure or refusal to perform or observe any of your material duties, responsibilities or obligations, if such breach is not cured within 30 days after notice thereof to you by the Company, which notice shall state that such conduct shall, without cure, constitute Cause; (ii) any willful and intentional act by you involving fraud, theft, embezzlement or dishonesty affecting the Company; or (iii) your conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved.
“Constructive Termination” shall be deemed to occur if the Company terminates your employment without Cause, or if you voluntarily elect to terminate your employment within thirty (30) days after any of the following events occurring without your consent: (i) there is a significant reduction in your overall scope of duties, authorities and responsibilities (it being understood that a new position within a larger combined company is not a constructive termination if it is in the same area of operations and involves similar scope of management responsibility notwithstanding that you may not retain as senior a position overall within the larger combined company as your prior position within the Company); (ii) you are required to relocate your place of employment, other than a relocation within 40 miles of Spokane, Washington; or (iii) there is a reduction of more than 20% of your base salary or target bonus (other than any such reduction consistent with a general reduction of pay across the Company’s or its successor’s executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company).
As used herein, the term “Change of Control” means the occurrence of any one of the following events: any merger or consolidation involving the acquisition of 50% or more of the combined voting power of the outstanding securities of the Company by a “person” or “group” (as those terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), adoption of a plan for liquidation of the Company or for sale of all or substantially all of the assets of the Company or other similar transaction or series of transactions involving the Company, or the acquisition of 50% or more of the combined voting power of the outstanding securities of the Company by a “person” or “group” (as those terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934).
The severance amounts hereunder shall, subject to COMPLIANCE WITH SECTION 409A below, be paid to you as soon as practicable following the occurrence of the event that entitles you to such payments.
COMPLIANCE WITH SECTION 409A
Notwithstanding any other provision of this letter to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by this letter (“Section 409A Deferred Compensation”) that constitute nonqualified deferred compensation subject to and not exempted from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be subject to, limited by and construed in accordance with the requirements of such section and all regulations and other guidance promulgated by the Secretary of the Treasury pursuant to such section (such section, regulations and other guidance being referred to herein as “Section 409A”), including the following:
(a)    Separation from Service. Payments and benefits constituting Section 409A Deferred Compensation otherwise payable or provided pursuant to this letter upon your Constructive Termination shall be paid or provided only at the time of a termination of your employment that constitutes a Separation from Service. For the purposes of this letter, a “Separation from Service” is a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h).

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(b)    Six-Month Delay Applicable to Specified Employees. If, at the time of your Separation from Service, you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to this letter upon your Separation from Service shall be paid or provided commencing on the later of (i) the first business day after the date that is six months after the date of such Separation from Service or, if earlier, the date of your death (in either case, the “Delayed Payment Date”), or (ii) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with this letter without regard to this paragraph. All such payments and benefits that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.
(c)    Installments. Your right to receive any amounts payable hereunder in two or more installments shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A.
(d)    Notice Upon Constructive Termination. If you voluntarily elect to terminate your employment under circumstances that would otherwise constitute a Constructive Termination under this letter, a Constructive Termination shall not be deemed to have occurred unless (i) you have given the Company written notice that a specified event has occurred giving you the right to voluntarily terminate your employment and have that be treated as a Constructive Termination, (ii) the Company fails to cure such event within a period of thirty (30) days after the receipt of such notice, and (iii) you voluntarily terminate your employment within thirty (30) days following the end of that period.
PROOF OF ELIGIBILITY TO WORK IN U.S.: Our offer is contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States. If you fail to submit this proof, federal law prohibits us from hiring you.
LOYALTY, NONDISCLOSURE OF CONFIDENTIAL INFORMATION: By accepting this offer, you agree that you will act at all times in the best interest of RLH. You also agree that, except as required for performance of your work, you will not use, disclose or publish any Confidential Information of RLH either during or after your employment, or remove any such information from the Company’s premises. Confidential Information includes, but is not limited to, lists of actual and prospective customers and clients, financial and personnel-related information, projections, operating procedures, budgets, reports, business or marketing plans, compilations of data created by RLH or by third parties for the benefit of RLH.
NONCOMPETITION AND NONSOLICITATION: You agree that during your employment with the Company and for any period that is equivalent to a period for which you are being paid severance after termination, you will not, directly or indirectly, engage or participate or make any financial investments in (other than ownership of up to 5% of the aggregate of any class of securities of any corporation if such securities are listed on a national stock exchange or under section 12(g) of the Securities Exchange Act of 1934) or become employed by, or act as an agent or principal of, or render advisory or other management services to or for, any Competing Business. As used herein the term “Competing Business” means any business which includes hotel ownership, hotel management, hotel services or hotel franchising that competes directly or indirectly with the Company.
You also agree that during your employment at the Company and during any period that is equivalent to a period for which you are being paid severance after termination, you will not solicit, raid, entice or induce any person that then is or at any time during the twelve-month period prior to the end of your employment was an employee of the Company (other than a person whose employment with the Company has been terminated by the Company), to become employed by any person, firm or corporation.

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COMPLAINT RESOLUTION: By accepting this offer with RLH, you also agree to continue to familiarize yourself with its policies, including its policies on equal opportunity and anti-harassment, and to promptly report to the appropriate RLH supervisors or officers any matters which require their attention.
KEY EMPLOYEE STATUS: You are regarded as a key employee under certain federal regulations governing family and medical leave. This status will require that you work closely with us in planning if you develop a need for family or medical leave.
NATURE OF EMPLOYMENT: As explained to you on the application for employment you submitted, RLH is an at-will employer. This means that your employment is not for a set amount of time; either you or the Company may terminate employment at any time, with or without cause.
DRUG SCREEN AND BACKGROUND CHECK: RLH has a vital interest in maintaining safe, healthful and efficient working conditions for its employees. With this in mind, employment at RLH is contingent on your satisfactory completion of a drug screen and background check.
ENTIRE AGREEMENT: This letter contains all of the terms of your employment with RLH, and supersedes any prior understandings or agreements, whether oral or in writing.
Red Lion Hotels Corporation reserves the right, subject to limitations and provisions of applicable law and regulations, to change, interpret, withdraw, or add to any of its policies, benefits, or terms and conditions of employment at its sole discretion, and without prior notice or consideration to any associate. The Company’s policies, benefits or terms and conditions of employment do not create a contract or make any promises of specific treatment.

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Harry, I am very pleased and proud to be adding your talents to our management team which is dedicated to making a difference in the communities we serve, creating fulfilling jobs and environments conducive to success, and providing the foundation for ongoing success of Red Lion Hotels Corporation.
Sincerely,
_/s/ Gregory T. Mount__________
Gregory T. Mount
President & Chief Executive Officer
Red Lion Hotels Corporation
Accepted as of the date first set forth above
__/s/ Harry Sladich __________
Harry Sladich

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